FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
March 22, 2005                                    3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

              FX Energy Announces Webcast of Technical Presentation

Salt Lake City, March 22, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced today that a technical presentation by Richard Hardman, the head of the Company's technical team, will be held in Boston on Thursday April 21, 2005. The presentation will focus on the Company's exploration projects in Poland and will begin at 12:15 p.m. Eastern. Individuals interested in attending the meeting in person should contact the Company as space is limited. For shareholders and other interested parties who are not attending the meeting in person, a webcast of the audio and slide presentation will be available through a link on the FX Energy website at www.fxenergy.com.

FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and the Polish Oil and Gas Company (POGC) holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds an 82% interest and is the operator; POGC holds an 18% interest.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.